Exhibit 99.2

CONSENT OF DIRECTOR NOMINEE

SD Company Inc. is filing a Registration Statement on Form S-1 (Registration No. 333- ) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of ordinary shares of SD Company Inc.. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of SD Company Inc. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated this _24_ day of _March_ 2014.

/s/ Robert E. Inversen
Signature
Name: Robert E. Iversen